UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CALLISTO PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

FOR IMMEDIATE RELEASE

Callisto Pharmaceuticals Adjourns Annual Stockholders Meeting Due to Lack of a Quorum

NEW YORK—(BUSINESS WIRE)—July 12, 2010—Callisto Pharmaceuticals, Inc. (OTCBB:CLSP.OB), announced today that it adjourned its annual stockholders’ meeting held on July 9, 2010 due to lack of a quorum.  The agenda for the adjourned meeting and the record date for the stockholders entitled to vote at that meeting will be publicly announced in the next few weeks.  The Company will also file a new proxy statement, which will be mailed to stockholders.  The Company encourages all stockholders to participate in the next stockholder meeting.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused primarily on the development of Atiprimod, an orally administered drug with antiproliferative, anti-inflammatory and antiangiogenic activity, to treat rheumatoid arthritis (RA).  Atiprimod earlier completed a Phase II clinical trial in advanced carcinoid cancer, a neuroendocrine tumor, and, subsequent to this, further development was redirected towards treatment of RA.  Callisto’s second drug, L-Annamycin, is a member of the anthracycline family, with a novel therapeutic profile including activity against drug resistant tumors.  L-Annamycin completed a Phase I clinical trial in adult relapsed or refractory acute lymphocytic leukemia patients.  More information is available at ttp://www.callistopharma.com.

CONTACT:

Callisto Pharmaceuticals, Inc.

Gary S. Jacob, Ph.D.

CEO, Callisto Pharmaceuticals, Inc.,

+1-212-297-0010,

Web site:  www.callistopharma.com